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                                                                    EXHIBIT 23.4

                     CONSENT OF FIRST SECURITY VAN KASPER

We hereby consent to the inclusion of our opinion letter dated October 14, 1999 to the Board of Directors of Saratoga Bancorp ("Saratoga") as Annex C to the Registration Statement on Form S-4 ("Registration Statement") of SJNB Financial Corp. ("SJNB") and to all references to our firm and such opinion in the Prospectus/Proxy Statement included in such Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for purposes of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     /s/ First Security Van Kasper
     FIRST SECURITY VAN KASPER
     San Francisco, CA
     October 14, 1999